Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin / Anne Rakunas
ICR, Inc.
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Express, Inc.
Corporate Communications & Events
(614) 474-4325

EXPRESS, INC. REPORTS FIRST QUARTER 2013 RESULTS;
INTRODUCES SECOND QUARTER OUTLOOK AND RAISES FULL YEAR GUIDANCE

•	First quarter net sales rise 3%; comparable sales are flat

•	First quarter diluted EPS reaches $0.38, at upper end of guidance

•	Full year guidance raised to reflect first quarter results and positive second quarter outlook

Columbus, Ohio - May 30, 2013 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 620 stores, today announced its first quarter 2013 financial results for the thirteen week period ended May 4, 2013, compared to the thirteen week period ended April 28, 2012.

Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented, “Much has been written about the macro-economic events and difficult retail environment that made the first quarter so challenging. We successfully overcame those hurdles to deliver results that were at the high end of our guidance. It's always about the product, and our customers responded enthusiastically to our spring merchandise, which we consider to be fresh and on-trend. While we promoted more heavily in the face of a highly promotional environment, we managed our expenses tightly and ended the quarter well-positioned to achieve our annual goals.”

During the quarter, progress was made on each of our growth pillars. Mr. Weiss noted that, “The direction the business is heading is positive. As we start the second quarter, momentum in the business is on the upswing, and conversion, which we often cite as a leading indicator of the business, has been building since relatively early in the first quarter. We are opening several new or remodeled stores in key malls that reflect our intensified focus on prime “hub” locations.

Our e-commerce business continued to grow rapidly, and our international presence expanded, as we added three additional franchise locations.”

He went on to add that, “In March, we announced that we have been exploring another growth opportunity, namely outlet stores. I'm very pleased to announce that our search for someone to head this business has concluded successfully. This ensures that we will have the necessary expertise in-house to fully develop this strategy. ”

First Quarter 2013 Operating Results:

•	Net sales increased 3% to $508.5 million from $496.0 million in the first quarter of 2012.

•
Comparable sales were flat following a 4% comparable sales increase in last year's first quarter. This includes e-commerce sales, which increased 48% to $70.7 million. In last year's first quarter, e-commerce sales grew 28% to $47.9 million.

•
Gross margin declined to 33.6% of net sales compared to 38.1% in the first quarter of 2012. Merchandise margin declined 240 basis points driven by increased promotional activity. Buying and occupancy expenses as a percentage of sales increased 210 basis points, in-line with expectations.

•
Disciplined expense management led to lower selling, general, and administrative (SG&A) expenses of $112.6 million versus $114.2 million in last year's first quarter. As a percent of sales, SG&A expenses improved 90 basis points to 22.1% of net sales compared to 23.0% in the same period last year.

•	Operating income was $58.7 million, or 11.5% of net sales, compared to $74.6 million, or 15.0% of net sales, in the first quarter of 2012.

•	The effective tax rate declined to 39.6% compared to 39.9% in last year's first quarter.

•	Net income was $32.4 million, or $0.38 per diluted share, compared to net income of $42.1 million, or $0.47 per diluted share, in the first quarter of 2012.

•	Capital expenditures totaled $16.9 million, consistent with the first quarter of 2012.

•	Real estate activity for the first quarter of 2013 is detailed in Schedule 4.

First Quarter 2013 Balance Sheet:

•	Cash and cash equivalents totaled $244.2 million versus $180.4 million at the end of the first quarter of 2012.

•
As expected, inventory rose to $226.3 million, an increase of 12.8%, compared to $200.6 million at the end of the first quarter of 2012. The calendar shift due to last year's 53rd week accounted for approximately 4.0% of the increase. Inventory per square foot increased 6.0% compared to the comparable period in 2012.

•	Long-term debt was relatively unchanged at $198.9 million, with no borrowings outstanding under the Revolving Credit Facility.

2013 Guidance:
The table below compares the Company's projected results for the 13 week period ended August 3, 2013 to the actual results for the thirteen week period ended July 28, 2012.

	Second Quarter 2013 Guidance	Second Quarter 2012 Actual Results
Comparable Sales	+Mid Single Digits	+1%
Effective Tax Rate	Approximately 40%	39.6%
Interest Expense	$5 million	$4.8 million
Net Income	$15 - $18 million	$15.8 million
Diluted EPS	$0.17 - $0.21	$0.18
Weighted Average Diluted Shares Outstanding	85.6 million	88.0 million
See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the fifty-two week period ended February 1, 2014 to the actual results for the fifty-three week period ended February 2, 2013.

	Revised Full Year 2013 Guidance	Full Year 2012 Actual Results
Comparable Sales	+Low to Mid Single Digits	Flat
Effective Tax Rate	39.3% - 39.8%	40%
Interest Expense	$20 million	$19.6 million
Net Income	$127 - $135 million	$139.3 million (1)
Diluted EPS	$1.48 - $1.58	$1.60 (2)
Weighted Average Diluted Shares Outstanding	85.7 million	87.2 million
Capital Expenditures	$110 - $115 million	$99.7 million
(1) Includes approximately $3.0 million related to the 53rd week (2) Includes approximately $0.04 related to the 53rd week
See Schedule 4 for projected real estate activity.

Consistent with previous years, the quarterly and full year guidance excludes any non-core operating items that may occur, as well as any costs associated with the new outlet strategy.

Conference Call Information:
A conference call to discuss first quarter results is scheduled for May 30, 2013, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on May 30, 2013 until 11:59 p.m. ET on June 6, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 414518.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 620 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the second quarter and full year 2013, including statements regarding expected comparable sales, effective tax rates, interest expense, net income and earnings per diluted share, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding growth strategies and plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) changes in customer traffic at malls and shopping centers; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) changes in the cost of raw materials, labor, and freight; (8) supply chain disruption; (9) our growth strategy, including our international expansion plan; (10) our dependence on a strong brand image; (11) our dependence upon key executive management; (12) our reliance on third parties to provide us with certain key services for our business; and (13) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1

Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$244,214	$256,297	$180,439
Receivables, net	10,773	11,024	9,303
Inventories	226,329	215,082	200,643
Prepaid minimum rent	25,362	25,166	23,417
Other	9,850	8,293	18,360
Total current assets	516,528	515,862	432,162

PROPERTY AND EQUIPMENT	650,899	625,344	537,692
Less: accumulated depreciation	(354,879)	(346,975)	(307,821)
Property and equipment, net	296,020	278,369	229,871

TRADENAME/DOMAIN NAME	197,734	197,719	197,694
DEFERRED TAX ASSETS	16,808	16,808	12,650
OTHER ASSETS	9,773	10,441	12,187
Total assets	$1,036,863	$1,019,199	$884,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$158,394	$176,125	$140,525
Deferred revenue	22,117	27,851	21,616
Accrued bonus	468	336	3,727
Accrued expenses	94,857	108,464	95,019
Accounts payable and accrued expenses – related parties	—	—	3,605
Total current liabilities	275,836	312,776	264,492

LONG-TERM DEBT	198,923	198,843	198,611
OTHER LONG-TERM LIABILITIES	154,497	136,418	94,921
Total liabilities	629,256	648,037	558,024

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	407,607	371,162	326,540
Total liabilities and stockholders’ equity	$1,036,863	$1,019,199	$884,564

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
NET SALES	$508,524	$495,952
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	337,747	307,185
Gross profit	170,777	188,767
OPERATING EXPENSES:
Selling, general, and administrative expenses	112,623	114,195
Other operating (income) expense, net	(540)	15
Total operating expenses	112,083	114,210

OPERATING INCOME	58,694	74,557

INTEREST EXPENSE, NET	4,805	4,782
OTHER EXPENSE (INCOME), NET	229	(208)
INCOME BEFORE INCOME TAXES	53,660	69,983
INCOME TAX EXPENSE	21,223	27,910
NET INCOME	$32,437	$42,073

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	70	(78)
COMPREHENSIVE INCOME	$32,507	$41,995

EARNINGS PER SHARE:
Basic	$0.38	$0.47
Diluted	$0.38	$0.47

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	85,095	88,846
Diluted	85,490	89,310

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,437	$42,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,441	17,049
Loss on disposal of property and equipment	64	17
Excess tax benefit from share-based compensation	(1)	(273)
Share-based compensation	5,011	3,856
Deferred taxes	—	(188)
Changes in operating assets and liabilities:
Receivables, net	287	(263)
Inventories	(11,296)	12,468
Accounts payable, deferred revenue, and accrued expenses	(44,776)	(32,333)
Other assets and liabilities	6,194	3,216
Net cash provided by operating activities	5,361	45,622

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,853)	(16,932)
Purchase of intangible assets	—	(185)
Net cash used in investing activities	(16,853)	(17,117)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(15)	(13)
Excess tax benefit from share-based compensation	1	273
Proceeds from share-based compensation	1,082	623
Repurchase of common stock	(1,785)	(1,349)
Net cash used in financing activities	(717)	(466)

EFFECT OF EXCHANGE RATE ON CASH	126	38

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,083)	28,077
CASH AND CASH EQUIVALENTS, Beginning of period	256,297	152,362
CASH AND CASH EQUIVALENTS, End of period	$244,214	$180,439

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4

Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2013 - Actual			May 4, 2013
Company-Operated Stores	Open	Close	Store Count	Gross Square Footage
United States	2	8	608
Canada	1	—	12
Total	3	8	620	5.4 million

Second Quarter 2013 - Projected			August 3, 2013
Company-Operated Stores	Open	Close	Store Count	Gross Square Footage
United States	2	1	609
Canada	1	—	13
Total	3	1	622	5.4 million

Full Year 2013 - Projected			February 1, 2014
Company-Operated Stores	Open	Close	Store Count	Gross Square Footage
United States	12	9	617
Canada	4	—	15
Total	16	9	632	5.5 million